EXHIBIT 10.3

FIRST AMENDMENT TO
OPTION AGREEMENT
THIS FIRST AMENDMENT TO OPTION AGREEMENT (this “Amendment”), dated as of November 8, 2019, is made by and between Cadiz Inc., a Delaware corporation (“Cadiz”), and Elkhorn Partners Limited Partnership (the “Noteholder”; Cadiz and the Noteholder each sometimes referred to herein individually as a “Party” and together, as the “Parties”).
WHEREAS, Cadiz is party to that certain Indenture, dated as of December 10, 2015 (the “Indenture”), between Cadiz, as issuer, and U.S. Bank National Association, as trustee, pursuant to which Cadiz issued certain 7.00% Convertible Senior Notes due 2020 (“Convertible Notes”);
WHEREAS, the Noteholder has acquired Convertible Notes under the Indenture in the aggregate original principal amount of $901,000 (such Convertible Notes acquired by the Noteholder, the “Notes”);
WHEREAS, the Parties entered into that certain Option Agreement dated as of March 14, 2019 (the “Option Agreement”) which granted Cadiz the option (the “Option”) to extend the Maturity Date of the Notes to September 5, 2021.  Capitalized terms not otherwise herein defined shall have the same meaning as assigned in the Option Agreement; and
WHEREAS, Cadiz entered into option agreements with each of LC Capital Partners, LP and Nokomis Capital, L.L.C. (collectively, the “Other Noteholders”), which also granted Cadiz the option to extend the maturity date of the Convertible Notes held by such Other Noteholders to September 5, 2021;
WHEREAS, the Parties now desire to amend the Option Agreement to extend the Exercise Period for Cadiz’s Option to March 5, 2020; provided, that Cadiz also enter into amendments to the option agreements of the Other Noteholders to similarly extend the Exercise Period (as defined therein).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1. Exercise Period.  Effective upon the later of (i) the date hereof, or (ii) the date upon which Cadiz enters into amendments with each of the Other Noteholders to extend the Exercise Period (as defined in their respective option agreements) of Cadiz’s option to extend the maturity date of the Convertible Notes held by such Other Noteholders to March 5, 2020, Section 1(b) of the Option Agreement is hereby amended to replace the date “December 5, 2019” with the date “March 5, 2020.”
2. Full Force and Effect.  Except as expressly modified by this Amendment, the Option Agreement shall remain in full force and effect.
3. Entire Agreement. The Option Agreement, as modified by this Amendment, constitutes the entire agreement between the Parties with respect to the matters in the Option Agreement, and cannot be amended, modified or terminated except by an agreement in writing executed by the Parties. This Amendment is substantively the same as the amendments to be entered into on or around the date hereof between Cadiz and the Other Noteholders.

4. Governing Law. This Amendment shall be governed by the internal law of the State of New York without giving effect to the conflicts of laws principles thereof.
5. Counterparts; Facsimiles. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original (including copies sent to a Party by facsimile or other electronic transmission) as against the Party signing such counterpart, but which together shall constitute one and the same instrument. Signatures transmitted via facsimile or electronically shall be considered authentic and binding.
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PARTIES: CADIZ INC., a Delaware corporation By: /s/ Timothy J. Shaheen Timothy J. Shaheen CFO ELKHORN PARTNERS LIMITED PARTNERSHIP By: /s/ Alan S. Parsow Alan S. Parsow Sole Managing Partnter